FOR IMMEDIATE RELEASE


                                   V-GPO, INC.

                   HOSPITAL SUBSIDIARY SIGNS ENGAGEMENT LETTER

SARASOTA, FL - AUGUST 6, 2002 - V-GPO, INC. (OTCBB:VGPO) announces today that it's wholly-owned subsidiary, International Healthcare Investments Ltd., Inc.
(IHI), has signed an Engagement Letter with an investment banking firm for advisory and financing arrangement services to facilitate the debt funding of the acquisition of healthcare facilities in the Southwestern United States. The investment banking firm has committed to arrange $350,000,000 of debt financing for the acquisitions program.

The proposed financing is subject to the results of due diligence of the healthcare facilities and the negotiation and execution of a definitive Financing Arrangement Agreement with the investment banking firm. There can be no assurance that the parties will negotiate and enter into a definitive Financing Arrangement Agreement or, that if a definitive Financing Arrangement Agreement is entered into, the proposed financing and proposed acquisitions will successfully close.

V-GPO, Inc. is a supply chain management consulting and B-2-B e-commerce corporation servicing the healthcare industry, including hospitals, general purchasing organizations, clinics, mail order pharmacies that also engages in the business of owning, operating and/or managing healthcare facilities through its wholly-owned subsidiary, IHI.

A number of statements contained in this press release are forward-looking statements, which are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties , including the timely development and market acceptance of products and technologies, competitive market conditions, successful integration of acquisitions, the ability to secure additional sources of financing, the ability to reduce operating expenses and other factors described in VGPO's filings with the Securities and Exchange Commission. The actual results that VGPO achieves may differ materially from any forward-looking statements due to such risks and uncertainties.

For further information, please contact Samuel A. Greco, President of V-GPO, Inc., 1-941-727-1552.